Eaton Vance Management Two International Place Boston, MA 02110 (617)482-8260 www.eatonvance.com

Effective as of April 22, 2016

To Eaton Vance High Income 2021 Target Term Trust

With Reference to the Investment Advisory and Administrative Agreement entered into by Eaton Vance Management (“Eaton Vance”) with Eaton Vance High Income 2021 Target Term Trust (the “Fund”) we hereby notify you of the following:

In connection with the organization and initial offering of the common shares of the Fund, Eaton Vance hereby agrees to (i) pay all organizational costs of the Fund and (ii) pay all offering costs of such offering of the Fund (other than sales load) that exceeds $0.02 per common share.

The instrument is executed under seal and shall be governed by Massachusetts Law.

Very truly yours,

EATON VANCE MANAGEMENT

By:	/s/ Payson F. Swaffield
Name:	Payson F. Swaffield
Title:	President, and not Individually

ACCEPTED AND AGREED TO
ON BEHALF OF THE FUND

By:	/s/ James F. Kirchner
Name:	James F. Kirchner
Title:	Treasurer, and not Individually